Grand Summit Resort Properties Announces Successful Auction of
     Fractional Ownership Inventory at The Canyons Grand Summit Resort Hotel

                Company Also Reports Resolution of Loan Defaults

PARK CITY, UTAH - March 10, 2004 -- Grand Summit Resort Properties, Inc. (GSRP), a subsidiary of American Skiing Company Resort Properties, Inc., announced today that it had effectively sold-out its remaining fractional ownership inventory at The Canyons Grand Summit Resort Hotel & Conference Center in Park City, Utah at auction on February 21, 2004. The company further reported that it had reached an agreement to resolve loan defaults on its existing construction loan facility provided by Textron Financial Corporation and various other lenders.

"We are ecstatic at the market's response to our offer to sell the remaining Grand Summit inventory at The Canyons," said Rob Langenstein, Vice President of Sales for GSRP. "Buyer interest exceeded our initial expectations illustrating not only the quality of the product, but also the growing stature of The Canyons as one of the premier destination resorts in North America. With the successful sale of our remaining inventory at The Canyons, we remain focused on further debt reduction and the sell-out of remaining inventory at the Steamboat Grand Hotel."

GSRP reported that it sold, or has under contract, 29 whole ownership units and 61 quartershare units. GSRP expects to receive proceeds from auction presales, the auction, and post auction sales of approximately $15.6 million. Proceeds will be used to reduce existing GSRP debt and provide liquidity for ongoing operations. Sales are expected to close in March 2004. Following these closings, The Canyons Grand Summit Hotel will be 99% sold-out.

Interested buyers for the remaining inventory at The Canyons Grand Summit may visit www.sheldongood.com/auctionindex.htm or www.thecanyons.com/grandsummit/ for more information on the small number of units still available.

Resolution of Loan Defaults

Effective December 31, 2003, GSRP, Textron Financial Corporation and other lenders amended GSRP's Senior Construction Loan and Subordinated Construction Loan agreements to waive existing defaults and relax mandatory principal amortization requirements in order to provide additional liquidity to support ongoing real estate sales and marketing activity.

About The Canyons and The Grand Summit Resort Hotel

The Grand Summit Resort Hotel, located just steps from the Flight of The Canyons gondola at The Canyons resort in Park City, is a 358-room full service ski-in, ski-out luxury hotel that was recently awarded the prestigious Four Diamond designation by AAA. The hotel offers a heated outdoor pool, hot tubs, a full service health club and spa, room service, valet service, on-site childcare, 15,400 square feet of complete conference facilities, and in-house dining options including the award winning Cabin restaurant and lounge.

The Canyons resort is one of the fastest growing resorts in North America and largest ski resort in Utah. The resort received international attention as the host of NBC's Today Show and Nightly News during the 2002 Winter Olympic Games and was recently ranked #1 for lifts and lines and #2 for terrain and conditions in a review of the top 50 resorts in North America by Conde Nast Traveler magazine. In addition, The Canyons is one of the most accessible four-season destination resorts in the world, conveniently located within a half hour drive from Salt Lake City International Airport.

About Grand Summit Resort Properties

Grand Summit Resort Properties, Inc. is a division of American Skiing Company (OTC: AESK). GSRP is the developer of American Skiing Company's Grand Summit Hotels, a fractional ownership slopeside-lodging product that provides guests the benefit of real estate ownership at seven premier resorts in the western and northeastern United States. GSRP has successfully sold-out its fractional ownership inventory at almost every American Skiing Company resort. GSRP continues to offer ownership opportunities at Steamboat resort in Steamboat Springs, Colorado. Interested buyers should visit www.steamboat.com or www.branditgrand.com for more information.

This release is for informational purposes only. It is not a paid advertisement, nor a solicitation or offer to sell units. Interested parties are encouraged to obtain more information from the resources listed above.

About American Skiing Company

Headquartered in Park City, Utah, American Skiing Company is one of the largest operators of alpine ski, snowboard and golf resorts in the United States. Its resorts include Killington and Mount Snow in Vermont; Sunday River and Sugarloaf/USA in Maine; Attitash Bear Peak in New Hampshire; Steamboat in Colorado; and The Canyons in Utah. More information is available on the Company's Web site, www.peaks.com.

This press release contains both historical and forward-looking statements. All statements other than statements of historical facts are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements are not based on historical facts, but rather reflect American Skiing Company's current expectations concerning future results and events. Similarly, statements that describe the Company's objectives, plans or goals are or may be forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties. American Skiing Company has tried wherever possible to identify such statements by using words such as "anticipate," "assume," "believe," "expect," "intend," "plan," and words and terms similar in substance in connection with any discussion of operating or financial performance. Such forward-looking statements involve a number of risks and uncertainties. In addition to factors discussed above, other factors that could cause actual results, performances or achievements to differ materially from those projected include, but are not limited to, the following: changes in regional and national business and economic conditions affecting both our resort operating and real estate segments; competition and pricing pressures; negative impact on demand for our products resulting from terrorism and availability of air travel (including the effect of airline bankruptcies); the payment defaults under our real estate credit facility and its effect on the results and operations of our real estate segment; any redemption of or legal requirement to redeem our Series A Preferred Stock; a final determination against the Company in the Steamboat sale litigation which leads to material monetary damages or an order for specific performance for the sale of Steamboat; changes to federal, state and local regulations affecting both our resort operating and real estate segments; and other factors listed from time to time in our documents we have filed with the Securities and Exchange Commission. The Company cautions the reader that this list is not exhaustive. The Company operates in a changing business environment and new risks arise from time to time. The forward-looking statements included in this press release are made only as of the date of this press release and under Section 27A of the Securities Act and Section 21E of the Exchange Act, American Skiing Company does not have or undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.